Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

Fourth Quarter 2008 Earnings

February 23, 2009, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended December 31, 2008. Total revenue for the three months ended December 31, 2008 (“2008 Quarter”) increased 4.5% to $40,571,000 compared to $38,810,000 for the three months ended December 31, 2007 (“2007 Quarter”). Operating income, which is net income available to common stockholders before gain on property dispositions, minority interests and preferred stock dividends, increased 4.5% to $11,853,000 for the 2008 Quarter compared to $11,340,000 for the 2007 Quarter. For the 2008 Quarter, the Company recognized a non-operating, gain on property dispositions of $1,096,000, arising from insurance proceeds related to minor fire damage sustained at two shopping centers during 2008. These insurance proceeds are expected to fund substantially all of the restoration. The gain recognized was measured as the difference between insurance proceeds and the depreciated carrying value of the assets replaced. The Company issued approximately $79,300,000 of Series B preferred stock in March 2008, which increased the 2008 Quarter preferred stock dividends by $1,785,000. Net income available to common stockholders decreased to $7,029,000 or $0.39 per diluted share for the 2008 Quarter, compared to $7,279,000 or $0.41 per diluted share for the 2007 Quarter.

Same property revenue for the total portfolio increased 1.2% for the 2008 Quarter compared to the 2007 Quarter but same property operating income decreased 1.7%. The same property comparisons exclude the results of properties not in operation for each of the comparable reporting quarters. Same property operating income in the shopping center portfolio decreased 2.6% for the 2008 Quarter compared to the 2007 Quarter. This shopping center operating income decrease resulted primarily from an increase in the provision for credit loss reserves on delinquent tenant rents and to a lesser extent, a decrease in lease termination fee income. Same property operating income in the office portfolio increased 1.1% for the 2008 Quarter compared to the 2007 Quarter. This office portfolio operating income increase resulted primarily from the 0.6% leasing percentage increase, from 95.2% at the 2007 Quarter end, to 95.8% at the 2008 Quarter end.

www.SaulCenters.com

For the year ended December 31, 2008 (“2008 Year”), total revenue increased 6.5% to $160,345,000 compared to $150,585,000 for the year ended December 31, 2007 (“2007 Year”) and operating income increased 2.2% to $46,365,000 compared to $45,382,000 for the 2007 Year. This $983,000 increase in operating income was impacted by a one-time $1,112,000, non-cash depreciation charge resulting from the demolition of a portion of the Smallwood Village Center in conjunction with the Company’s redevelopment of the property. The increase in operating income combined with the previously mentioned $1,096,000 gain, was more than offset by an increase in preferred stock dividends of $5,453,000 for the 2008 Year. As a result, net income available to common stockholders decreased to $26,241,000 or $1.46 per diluted share for the 2008 Year, compared to $28,703,000 or $1.62 per diluted share for the 2007 Year. Same property revenue for the total portfolio increased 3.1% for the 2008 Year compared to the 2007 Year and same property operating income increased 0.9%. For the 2008 Year, shopping center same property operating income increased 1.2% due primarily to the stabilization of operations at Lansdowne Town Center and rental rate growth at Southdale and several other shopping centers. These increases were offset in part by an increase in credit loss reserves and increased property operating expenses and real estate taxes, net of tenant recoveries. Same property operating income in the office portfolio remained relatively stable, decreasing 0.2% for the 2008 Year compared to the 2007 Year.

As of December 31, 2008, 94.2% of the operating portfolio was leased compared to 95.3% for December 31, 2007. On a same property basis, 94.1% of the portfolio was leased, compared to the prior year level of 95.4%. The 2008 same property leasing percentages decreased due to a net decrease of approximately 99,000 square feet of leased space. The largest contributor to the leasing decrease, approximately 29,000 square feet, occurred at South Dekalb Plaza in Atlanta, Georgia. Leasing also decreased approximately 14,000 square feet at Village Center, approximately 13,000 square feet at Broadlands Village and approximately 10,000 square feet at Ashburn Village, located in the Northern Virginia suburbs of Washington, DC.

Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends) decreased 5.5% to $15,432,000 in the 2008 Quarter compared to $16,328,000 for the 2007 Quarter. On a diluted per share basis, FFO available to common shareholders decreased 5.7% to $0.66 per share for the 2008 Quarter compared to $0.70 per share for the 2007 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains from property dispositions. FFO available to common shareholders for the 2008 Year decreased 1.8% to $62,695,000 from $63,846,000 for the 2007 Year. Per share FFO available to common shareholders for the 2008 Year decreased 2.5% to $2.68 from $2.75 per diluted share, for the 2007 Year. Increased property operating results were offset by increased preferred stock dividends of $1,785,000

www.SaulCenters.com

($0.08 per diluted share) and $5,453,000 ($0.23 per diluted share), for the 2008 Quarter and 2008 Year, respectively, arising from the Company’s Series B preferred stock issue.

At December 31, 2008, approximately 97% of the Company’s debt consists of fixed rate, amortizing non-recourse mortgage loans, none of which mature until December 2011. The mortgage maturing December 2011 will have a remaining balance of $62,233,000, or only 54% of the original amount borrowed, as a result of loan principal repaid monthly over the term of the loan. The Company had no outstanding borrowings on its $150 million revolving credit facility as of December 31, 2008.

During 2008, the Company paid quarterly dividends to its common stockholders totaling $1.88 per share, compared to $1.77 paid per share in 2007. On January 31, 2009, the Company paid a quarterly dividend of $0.39 per share to its common stockholders ($1.56 per share annual rate).

During 2008, the Company acquired three shopping centers, the first of which was the 92,000 square foot Great Falls Center located in Great Falls, Virginia, and anchored by a Safeway grocery store and a CVS pharmacy. The Company also purchased a 116,000 square foot single tenant property leased by the BJ’s Wholesale Club, located in Alexandria, Virginia. The third property is the 22,000 square foot Marketplace at Sea Colony, located in Bethany Beach, Delaware. In January 2008, the Company acquired a 15.4 acre land parcel in Warrenton, Virginia, and is constructing the 103,000 square foot, Harris Teeter grocery anchored Northrock shopping center. The development is 62% pre-leased and construction is expected to be completed during the second quarter of 2009. The Company is nearing the completion of construction at Westview Village, a 105,000 square foot neighborhood shopping center in Frederick, Maryland. Westview Village is 18% leased. The Company also commenced construction in 2008 of Clarendon Center in Arlington, Virginia. Clarendon Center is located adjacent to the Clarendon Metro Station and will provide 45,000 square feet of retail space, 170,000 square feet of office space and 244 residential units. Substantial completion of the building shell is scheduled for late 2010.

Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 50 community and neighborhood shopping center and office properties totaling approximately 8.2 million square feet of leasable area. Over 80% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider

(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	December 31, 2008	December 31, 2007
Assets	(Unaudited)
Real estate investments
Land	$215,407	$167,007
Buildings and equipment	713,154	673,328
Construction in progress	98,920	49,592

	1,027,481	889,927
Accumulated depreciation	(252,763)	(232,669)

	774,718	657,258
Cash and cash equivalents	13,006	5,765
Accounts receivable and accrued income, net.	37,495	33,967
Deferred leasing costs, net	16,901	16,190
Prepaid expenses, net.	2,981	2,571
Deferred debt costs, net	5,875	6,264
Other assets.	2,897	5,428

Total assets	$853,873	$727,443

Liabilities
Mortgage notes payable.	$567,495	$524,726
Revolving credit facility	—	8,000
Dividends and distributions payable.	12,864	12,887
Accounts payable, accrued expenses and other liabilities	22,394	13,159
Deferred income.	23,233	15,147

Total liabilities.	625,986	573,919

Minority interests	2,967	4,745

Stockholders' equity
Preferred stock.	179,328	100,000
Common stock.	179	178
Additional paid-in capital.	164,278	161,618
Accumulated deficit.	(118,865)	(113,017)

Total stockholders' equity.	224,920	148,779

Total liabilities and stockholders' equity.	$853,873	$727,443

Saul Centers, Inc.

Condensed Consolidated Statement of Operations

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenue	(Unaudited)		(Unaudited)
Base rent	$31,400	$30,190	$124,999	$118,806
Expense recoveries.	7,336	6,572	29,066	26,090
Percentage rent	710	734	1,509	1,497
Other	1,125	1,314	4,771	4,192

Total revenue.	40,571	38,810	160,345	150,585

Operating expenses
Property operating expenses.	5,005	4,833	19,877	18,758
Provision for credit losses.	453	96	1,113	376
Real estate taxes.	4,078	3,462	16,608	14,084
Interest expense and amortization of deferred debt costs	8,401	8,739	34,278	33,855
Depreciation and amortization of deferred leasing costs	7,364	6,988	29,783	26,464
General and administrative.	3,417	3,352	12,321	11,666

Total operating expenses.	28,718	27,470	113,980	105,203

Operating income	11,853	11,340	46,365	45,382
Gain on property dispositions	1,096	139	1,301	139
Minority interests.	(2,135)	(2,200)	(7,972)	(8,818)

Net income.	10,814	9,279	39,694	36,703
Preferred dividends.	(3,785)	(2,000)	(13,453)	(8,000)

Net income available to common stockholders.	$7,029	$7,279	$26,241	$28,703

Per share net income available to common stockholders:
Diluted	$0.39	$0.41	$1.46	$1.62

Weighted average common stock:
Common stock.	17,860	17,738	17,816	17,589
Effect of dilutive options	74	186	145	180

Diluted weighted average common stock	17,934	17,924	17,961	17,769

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amount)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Reconciliation of net income to funds from operations (FFO): (1)	(Unaudited)		(Unaudited)
Net Income	$10,814	$9,279	$39,694	$36,703
Less: Gain on property dispositions	(1,096)	(139)	(1,301)	(139)
Add: Real property depreciation & amortization.	7,364	6,988	29,783	26,464
Add: Minority interests	2,135	2,200	7,972	8,818

FFO	19,217	18,328	76,148	71,846
Less: Preferred dividends	(3,785)	(2,000)	(13,453)	(8,000)

FFO available to common shareholders.	$15,432	$16,328	$62,695	$63,846

Weighted average shares :
Diluted weighted average common stock	17,934	17,924	17,961	17,769
Convertible limited partnership units.	5,416	5,416	5,416	5,416

Diluted & converted weighted average shares.	23,350	23,340	23,377	23,185

Per share amounts:
FFO available to common shareholders (diluted).	$0.66	$0.70	$2.68	$2.75

Reconciliation of net income to same property operating income:
Net income	$10,814	$9,279	$39,694	$36,703
Add: Interest expense and amortization of deferred debt costs.	8,401	8,739	34,278	33,855
Add: Depreciation and amortization of deferred leasing costs	7,364	6,988	29,783	26,464
Add: General and administrative	3,417	3,352	12,321	11,666
Less: Gain on property dispositions	(1,096)	(139)	(1,301)	(139)
Less: Interest income	(90)	(101)	(591)	(454)
Add: Minority interests.	2,135	2,200	7,972	8,818

Property operating income.	30,945	30,318	122,156	116,913
Less: Acquisitions & developments	(1,260)	(111)	(5,015)	(783)

Total same property operating income.	$29,685	$30,207	$117,141	$116,130

Total shopping centers.	$22,698	$23,297	$89,399	$88,336
Total office properties	6,987	6,910	27,742	27,794

Total same property operating income.	$29,685	$30,207	$117,141	$116,130

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.